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                                                                   Exhibit 10.05

                        RESTRICTED SHARE UNITS AGREEMENT

      On _____________ (the "Grant Date"), Cardinal Health, Inc, an Ohio corporation (the "Company"), has granted to _________ ("Grantee") ________ Restricted Share Units (the "Restricted Share Units" or "Award"), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the "Common Shares") to Grantee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the "Plan"), and shall be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the provisions of this Restricted Share Units Agreement (this "Agreement"). In the event of a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.

      1. VESTING. Subject to the provisions set forth elsewhere in this agreement, the Restricted Share Units shall vest in full (100%) on __________ (the "Vesting Date").

      2. PURCHASE PRICE. The purchase price of the Restricted Share Units shall be $0.00.

      3. TRANSFERABILITY. The Restricted Share Units shall not be transferable.

      4. TERMINATION OF SERVICE. Unless otherwise determined by the Committee at or after grant or termination, and except as set forth below, if Grantee's Continuous Service (as hereinafter defined) to the Company and its subsidiaries (collectively, the "Cardinal Group") terminates prior to the Vesting Date, all of the then unvested Restricted Share Units shall be forfeited by Grantee. If Grantee's Continuous Service terminates prior to the Vesting Date by reason of Grantee's death or disability (as defined in the Plan), then a ratable portion of the Restricted Share Units shall vest and not be forfeited. Such ratable portion shall be determined with respect to this award of Restricted Share Units as an amount equal to the number of Restricted Share Units awarded to Grantee multiplied by a fraction, the numerator of which is the number of days from the Grant Date through the date of such death or disability, and the denominator of which is the number of days from the Grant Date through the Vesting Date. For purposes of this Agreement, the term "Continuous Service" shall mean the absence of any interruption or termination of service as an employee or director of any entity within the Cardinal Group.

      5. TRIGGERING CONDUCT/COMPETITOR TRIGGERING CONDUCT. As used in this Agreement, "Triggering Conduct" shall include disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Cardinal Group any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group; violation of Company policies, including conduct which would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies signed by Grantee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for

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employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the termination of Grantee's employment with the Cardinal Group; any action by Grantee and/or his representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Grantee; and breaching any provision of any employment or severance agreement with a member of the Cardinal Group. As used in this Agreement, "Competitor Triggering Conduct" shall include, either during Grantee's employment or within one year following Grantee's termination of employment with the Cardinal Group, accepting employment with or serving as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a "Competitor"), including, but not limited to, employment or another business relationship with any Competitor if Grantee has been introduced to trade secrets, confidential information or business sensitive information during Grantee's employment with the Cardinal Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

      6. SPECIAL FORFEITURE/REPAYMENT RULES. For so long as Grantee continues as an employee with the Cardinal Group and for three years following Grantee's termination of employment with the Cardinal Group regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of "Competitor Triggering Conduct" set forth in Paragraph 5 above, then:

      (a) any Restricted Share Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such Triggering Conduct or Competitor Triggering Conduct and have not yet been settled by a payment pursuant to Paragraph 7 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and

      (b) Grantee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Restricted Share Units pursuant to Paragraph 7 hereof (measured as of the settlement date (i.e., the market value of the Restricted Share Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the "Look-Back Period"), minus (y) $1.00. If Grantee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Grantee's termination of employment with the Cardinal Group, but including any period between the time of Grantee's termination and the time of Grantee's engaging in Competitor Triggering Conduct. Grantee may be released from Grantee's obligations under this Paragraph 6 if and only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Paragraph 6 constitutes a so-called "noncompete" covenant. This Paragraph 6 does, however, prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Grantee's

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acceptance of employment with a Competitor. Grantee agrees to provide the
Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 6 and Grantee's continuing obligations contained herein. No provision of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Grantee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Grantee acknowledges and agrees that the provisions contained in this Agreement are being made for the benefit of the Company in consideration of Grantee's receipt of the Restricted Share Units, in consideration of employment, in consideration of exposing Grantee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Share Units and execution of this Agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Restricted Share Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 5 and 6 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

      7. PAYMENT. Subject to the provisions of Paragraphs 5 and 6 of this Agreement, on the [VESTING PAYMENT ALTERNATIVE: date of vesting of any] [DEFERRED PAYMENT ALTERNATIVE: [___-month][___-year] anniversary of the first date on which Grantee ceases to be an employee of the Company, or, to the extent permitted by Treasury Regulations, on such other date as may be approved by the Committee as to all or any portion of the] Restricted Share Units, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Paragraph 11) the Common Shares represented by such Restricted Share Units [DEFERRED PAYMENT ALTERNATIVE: ; provided, however, that, subject to the next sentence, in the event that some or all of the Restricted Share Units vest prior to the Vesting Date as a result of the death or disability of Grantee or as a result of a Change of Control, Grantee shall be entitled to receive the corresponding Common Shares from the Company on the date of such vesting. Notwithstanding the proviso of the preceding sentence, if Restricted Share Units vest as a result of the occurrence of a disability or a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, such proviso shall not apply and Grantee shall be entitled to receive the corresponding Common Shares from the Company on the date that would have applied absent such proviso]. Elections to defer receipt of the Common Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the [VESTING PAYMENT
ALTERNATIVE: Internal Revenue Code of 1986, as amended] [DEFERRED PAYMENT
ALTERNATIVE: Code].

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      8. DIVIDENDS. Grantee shall not receive cash dividends on the Restricted
Share Units but instead shall receive a cash payment from the Company on each cash dividend payment date with respect to the Common Shares with a record date between the Grant Date and the earlier of the termination or forfeiture of this grant in accordance with the terms hereof or the payment described in Paragraph 7 hereof, such cash payment to be in an amount equal to the dividends that would have been paid on the Common Shares represented by the Restricted Share Units.

      9. RIGHT OF SET-OFF. By accepting these Restricted Share Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Grantee under this Agreement.

      10. NO SHAREHOLDER RIGHTS. Grantee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, Grantee shall not have the right to vote the Common Shares represented by the Restricted Share Units.

      11. WITHHOLDING TAX. The Company shall have the right to require Grantee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Share Units (including the amount of any taxes which the Company is required to withhold with respect to the cash payments described in Paragraph 8 hereof) or, in lieu thereof, to retain, or sell without notice, a sufficient number of Common Shares to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Common Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 8 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

      12. BENEFICIARY DESIGNATION. Grantee may designate a beneficiary to receive any Common Shares to which the Grantee is entitled with respect to the Restricted Share Units which vest as a result of Grantee's death. Notwithstanding the foregoing, if Grantee engages in Triggering Conduct or Competitor Triggering Conduct as herein defined, the Restricted Share Units subject to such beneficiary designation shall be subject to the Special Forfeiture/Repayment Rules and the Company's Right of Set-Off or other right of recovery set forth in this Agreement, and all rights of the beneficiary shall be subordinated to the rights of the Company pursuant to such provisions of this Agreement. Grantee acknowledges that the Company may exercise all rights under this Agreement and the Plan against Grantee and Grantee's estate, heirs, lineal descendants and personal representatives and shall not be limited to exercising its rights against Grantee's beneficiary.

      13. GOVERNING LAW/VENUE. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance

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of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Grantee acknowledges that the covenants contained in Paragraphs 5 and 6 of this Agreement are reasonable in nature, are fundamental for the protection of the Company's legitimate business and proprietary interests, and do not adversely affect Grantee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Grantee contained in this Agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Grantee, and Grantee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this Agreement, Grantee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

      14. ACTION BY THE COMMITTEE. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Committee (hereinafter the "Designee"). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

      15. PROMPT ACCEPTANCE OF AGREEMENT. The Restricted Share Units grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not executed by Grantee and returned to the Company within 30 days of the Grant Date set forth below.

      16. ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Units grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Grantee's consent to participate in the Plan by electronic means. Grantee hereby

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consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

                                             CARDINAL HEALTH, INC.

DATE OF GRANT:                               By: _______________________________
                                             Its: ______________________________

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                             ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges that he has received a copy of the Plan, a copy of the Company's most recent Annual Report on Form 10-K and other communications routinely distributed to the Company's shareholders, and a copy of the Plan Description dated ____________ pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents and warrants to the Company that he is purchasing the Restricted Share Units for his own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (d) agrees that no transfer of the Common Shares delivered in respect of the Restricted Share Units shall be made unless the Common Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

                                               _________________________________
                                               Grantee's Signature

                                               _________________________________
                                               Grantee's Social Security Number

                                               _________________________________
                                               Date

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